Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-129454 and 333-168797) of our report dated June 26, 2013, relating to the financial statements and supplemental schedule of PNM Resources, Inc. Retirement Savings Plan, appearing in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ MOSS ADAMS LLP

Albuquerque, New Mexico
June 26, 2013